Exhibit (c)(25)

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Project Francis Conflicts Committee of the Board GP LLC Precedent Series B Reference Materials of Directors of Arkose June 29, 2018 STRICTLY PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking clie nt of Goldman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a product of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the compani es named herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solicitation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advi ce.

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Summary Observations Regarding the IDR Holdings LLC Series B Units

INVESTMENT BANKING DIVISION

Key Economic Features of Series B Units	■ Series B units are profit interests in the IDRs of Midstream that have two key economic features: — <u>**Quarterly cash distributions:**</u> Series B units receive up to 6% of the distributions that Midstream makes on the IDRs in excess of $7.5 million per quarter — <u>**Conversion into GP common shares:**</u> Vested Series B units can be converted at the holder's option into GP common shares at any time prior to December 2026, and mandatorily convert in December 2026 – In aggregate, the Series B units convert into GP shares based on 6% of GP's market cap in excess of $2.0 billion
Contemplated Simplification and Impact on Series B Units	■ Market-cap-based conversion methodology created the potential for significant dilution in the contemplated simplification, as the Series B units represent an open-ended option on either share price appreciation or an increase in number of shares outstanding — Potential simplification as contemplated (GP acquiring Midstream) is an example of a significant increase in Series B value based on an increase in the number of shares outstanding, not share price appreciation ■ Carrying over the Series B units into any "NewCo" would keep open for approximately 8.5 year this open-ended option — Additionally, allowing the Series B units to remain outstanding as a separate profits interest is inconsistent with the desire to simplify the Midstream complex into a single entity and equity security
Economic Considerations Surrounding the Series B Settlement	■ Extended negotiations over the Series B resulted in a fixed-share settlement at 18.5mm shares included in the proposal to Midstream (AM). Reasons behind this settlement include the following: — Improvement over the contractual 6.0% "Series B take" – at current market, the 18.5mm shares equates to an approximately ~4.7% "Series B take" (please see page 4 for additional information) — Converts a very long-dated (~8.5 years), market-cap-based option into a fixed number of shares today, eliminating incremental dilution from future share price appreciation and/or share issuance — Keeps Series B holders aligned with shareholders by combined all existing, midstream-related securities (LP, Series B, GP common) into a single class of stock (vs. maintaining separate profit interests or a cash settlement)
Other Considerations Surrounding the Series B Settlement	■ Resolution of Series B facilitated transition to traditional C-corp structure with associated governance provisions — In addition to governance provisions, the contemplated traditional C-corp structure maximizes the potential for economic value uplift due to improved pro forma trading based on a simplified structure, expanded investor universe, and potential for index inclusion ■ Series B settlement conditioned on closing of a merger between GP and Midstream, giving shareholders the ability to indirectly approve the settlement through their vote on the merger with Midstream

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Illustrative Summary of Series B Units in IDR Holdings LLC

INVESTMENT BANKING DIVISION

Term	Description
General	■ Membership interests in Arkose IDR Holdings LLC (the "Company"), are designated as "Units" and divided into two classes: "Series A" and "Series B". The Series B Units are profit interests ■ As of March 31, 2018, 98,600 Series B Units were issued and outstanding (representing all authorized Series B Units), and 32,875 of which are vested — 48,000 held by CEO Paul Rady; 32,000 held by CFO Glen Warren; and 4,000 held by Midstream SVP and CFO Michael Kennedy
Transfer and Vesting Restrictions	■ Series B Units are subject to transfer restrictions and ratably vest over a three-year period on the anniversary date of their issuance (December 2016/January 2017), subject to continued employment. Any Series B Unit that fails to vest will be forfeited and not be re-issued — Certain senior executives of Arkose Midstream are also entitled to accelerated vesting of Series B Units upon involuntary termination of employment without cause, death or disability or certain change-of-control events.
Cash Distributions	■ Series B Units are entitled to receive up to 6% of all quarterly cash distributions in excess of $7.5 million paid by Arkose Midstream Partners LP ("Midstream") on its incentive distribution rights ("IDRs"), subject to vesting conditions. — The Series A Units receive all other distributions (including the first $7.5 million in quarterly cash distributions made prior to distributions to Series B Units) ■ Series B Units do not participate in distributions prior to vesting, but upon vesting are entitled to receive catch-up distribution in an amount equal to pro rata share of distributions made prior to vesting
Optional Conversion	■ Series B Units may be converted by holders into common shares of Arkose Midstream GP LP ("GP") with a value equal to the pro rata share of up to 6% of any increase in GP's equity value in excess of $2.0 billion ■ GP common shares issued pursuant to conversion capped at 6% of the GP common shares
Mandatory Conversion	■ Upon the earliest to occur of (i) December 31, 2026, (ii) a change of control of the Company or GP or (iii) a liquidation of the Company, GP may convert each outstanding Series B Unit into GP common shares, subject to certain limitations and in accordance with the conversion ratio described in the "Optional Conversion" section above

Source: Arkose IDR Holdings LLC Limited Liability Company Agreement dated 31-Dec-2016 and Arkose GP 2017 10-K

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Summary Economic Features of Series B Units

($ in millions, except where noted)

INVESTMENT BANKING DIVISION



Management and Sponsors
100% Membership Interests
AMGP GP LLC ("General Partner")
Public
67% LP Interest
Non-Economic General Partner Interest
(33% LP Interest)
Conversion:
6% of Market Cap over $2bn
Series B
Arkose Midstream GP LLC ("GP")
Series A Units (Capital Interests)
Series B Units (Profits Interests)
Arkose Midstream Partners GP LLC ("AMP GP")
Arkose IDR Holdings LLC ("IDR LLC")
Non Economic General Partner Interest
100% Incentive Distribution Rights
Public
Cash Distributions
Common Units (47% LP interest)
Arkose Midstream Partners ("Midstream")

Arkose Management Cash Flow Illustration

Midstream	2018E	2019E	2020E
EBITDA	$ 730	$ 989	$ 1,222
(-) Maintenance Capex, Interest Expense, and Other Expenses			
Distributable Cash Flow	594	854	1,036
(-) Cash Coverage			
Distributed Cash Flow	$ 463	$ 649	$ 889
LP Distributions	320	414	533
IDR Distributions	143	236	355
IDR LLC			
IDRs From Midstream	$ 143	$ 236	$ 355
Cash Flow to Series B	7	12	20
Cash Flow to Series A	136	223	336
GP			
Series A Distributions	136	223	336
(-) G&A, Cash Taxes (25%), and 1.0 x Cash Coverage			
Distributed Cash Flow	$ 100	$ 165	$ 249

Source: Cash flows based on Arkose Projections. Organizational structure based on Arkose GP 424B4 filed 05-May-2017; public ownership of Arkose Midstream based on Midstream 2017 10-K; public interest in GP based on Arkose Management Presentation for Project Francis Due Diligence Meeting dated 14-Mar-2018.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs | INVESTMENT BANKING DIVISION

Illustrative Conversion Calculation For Series B Units of IDR Holdings LLC

Series B Conversion into Pro Forma GP Shares – Contract Terms

GP Share Price (7-Jun)	$ 19.24
(x) Common Shares Outstanding	186.2
GP Market Cap	$ 3,582
(+) Equity Issued to Midstream @ 1.6 Ex. Ratio[1]	5,789
Pro Forma Market Cap	$ 9,372
(-) $2.0bn Threshold	(2,000)
Equity Value Subject to Series B Take	$ 7,372
(x) Series B Take	6.0 %
Series B Value	$ 442.3
(x) Units Outstanding	99 %
(x) Percent Vested	100
Total Entitlement	$ 436.1
(/) Vested Units Outstanding	99
Per Vested B Unit Entitlement	$ 4.42
(x) Vested Units Redeemed	99
(/) 20 Day GP VWAP (7-Jun)	$ 18.49
Conversion - Common Shares Issued	23.6

Memo: illustrative assumption → (x) Percent Vested

Floating Value

Series B Conversion into Pro Forma GP Shares – Negotiated Terms

GP Share Price (7-Jun)	$ 19.24
(x) Common Shares Outstanding	186.2
GP Market Cap	$ 3,582
(+) Equity Issued to Midstream @ 1.6 Ex. Ratio[1]	5,789
Pro Forma Market Cap	$ 9,372
(-) $2.0bn Threshold	(2,000)
Equity Value Subject to Series B Take	$ 7,372
(x) Series B Take	4.7 %
Series B Value	$ 347.0
(x) Units Outstanding	99 %
(x) Percent Vested	100
Total Entitlement	$ 342.1
(/) Vested Units Outstanding	99
Per Vested B Unit Entitlement	$ 3.47
(x) Vested Units Redeemed	99
(/) 20 Day GP VWAP (7-Jun)	$ 18.49
Conversion - Common Shares Issued	18.5

Fixed Settlement

Source: GP 424 B4 filing dated 05-May-2017 and GP IDR Holdings LLC Limited Liability Company Agreement dated 31-Dec-2016; Bloomberg market data as of 22-Jun-2018

[1] Based on 187.0mm Midstream units outstanding receiving the merger consideration of 1.6x GP shares.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Illustrative Analysis at Various Implied GP Share Prices

INVESTMENT BANKING DIVISION

Pro Forma Arkose GP + Midstream | Illustrative 1.6x Exchange Ratio

Assumes No Further Future Acquisitions / Stock Issuances	52-Week Low Combined Equity Value	52-Week High Combined Equity Value	20% Equity Upside to Market Value[1]	30% Equity Upside to Market Value[1]	40% Equity Upside to Market Value[1]
Implied Pro Forma Equity Value	$ 7,502	$ 10,858	$ 11,305	$ 12,247	$ 13,189
Current GP Shares	186	186	186	186	186
(+) Pro Forma Midstream Units (at 1.6 x Ech. Ratio)	301	301	301	301	301
(+) 18.5 mm Shares Issued to Series B Units	19	19	19	19	19
Total Pro Forma Shares Outstanding	506	506	506	506	506
Implied GP Share Price	$ 14.84	$ 21.48	$ 22.36	$ 24.22	$ 26.09
% Change From Current Share Price	(14)%	24 %	29 %	40 %	51 %

Current Prices
GP: $19.20
Midstream: $30.76

GP IPO Price: $23.50

Legacy Contractual Calculation: Implied # of GP Share Issued for Series B

Series B Take	52-Week Low Combined Equity Value	52-Week High Combined Equity Value	20% Equity Upside to Market Value[1]	30% Equity Upside to Market Value[1]	40% Equity Upside to Market Value[1]
4.5 %	16.6	18.6	18.7	19.1	19.3
6.0	22.4	25.1	25.3	25.7	26.1

Source: Arkose Projections, Wall Street research and Bloomberg market data as of 22-Jun-2018
Note: Pro forma analysis assumes 1.1x coverage ratio in 2018 and 2019-2022 coverage ratios held constant to current standalone forecasts.
[1] *52-Week Low Combined Equity Value and 52-Week High Combined Equity Value inclusive of Series B conversion into status quo GP market cap; illustrative upside cases based on current total equity value, inclusive of Series B value.*

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